As filed with the Securities and Exchange Commission on December 4, 2002
                                                     Registration No. _________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                            -------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                       PARTNER COMMUNICATIONS COMPANY LTD.
             (Exact name of registrant as specified in its charter)

             Israel                                     Not Applicable
             (State or other jurisdiction of            (I.R.S. Employer
             incorporation or organization)             Identification No.)


                                  8 Amal Street
                              Afeq Industrial Park
                               Rosh-Ha'ayin 48103
                                     Israel


          (Address of principal executive offices, including zip code)
                          -----------------------------
                         2000 Employee Share Option Plan
                            (Full title of the plan)

                              CT Corporation System
                                111 Eighth Avenue
                            New York, New York 10011
                                 (212) 894-8600
 (Name, address and telephone number, including area code, of agent for service)




                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------
    Title of                        Amount           Proposed Maximum     Proposed Maximum        Amount of
Securities to be                    to be           Offering Price Per       Aggregate          Registration
   Registered                    Registered (1)           Share            Offering Price            Fee
------------------------------------------------------------------------------------------------------------

Ordinary Shares, par value NIS    2,998,667 (2)          $5.90 (4)        $17,706,723.81 (4)      $1,629.02
        0.01 per share              358,000 (2)          $3.72 (4)        $ 1,333,290.45 (4)      $  122.66
                                    252,500 (2)          $3.85 (4)        $   970,907.70 (4)      $   89.32
                                    318,000 (2)          $4.69 (4)        $ 1,491,212.66 (4)      $  137.19
                                    400,708 (2)          $4.80 (4)        $ 1,923,180.82 (4)      $  176.93
                                    122,847 (2)          $4.42 (4)        $   542,388.55 (4)      $   49.90
                                     21,500 (3)          $4.21 (5)        $    90,469.66 (5)      $    8.32
-----------------------------------------------------------------------------------------------------------
             Total                4,472,222                                                       $2,214.00
-----------------------------------------------------------------------------------------------------------

(1) This registration statement on Form S-8 (this "Registration Statement") shall also cover any additional ordinary shares, par value NIS 0.01 per share (the "Ordinary Shares"), of Partner Communications Company Ltd. (the "Registrant") which become issuable under the Registrant's 2000 Employee Share Option Plan (the "Plan") registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding Ordinary Shares.

(2) Represents 4,450,722 Ordinary Shares subject to outstanding awards under the Plan.

(3) Represents 21,500 Ordinary Shares available for future issuance under the Plan.

(4) Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the per share exercise price in NIS of the stock options, translated into U.S. dollars based upon the daily representative rate of exchange on December 2, 2002 as published by the Bank of Israel. Such translation is being utilized solely for the purpose of calculating the registration fee.


(5) Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for an aggregate of 21,500 Ordinary Shares available for future awards under the Plan are estimated based on the average of the high and low prices of the Ordinary Shares reported on the Tel Aviv Stock Exchange on December 2, 2002, translated into U.S. dollars based upon the daily representative rate of exchange on that date as published by the Bank of Israel. Such estimate is being utilized solely for the purpose of calculating the registration fee.

                                EXPLANATORY NOTE

     The Registrant is registering the Ordinary Shares on this Registration Statement pursuant to a stipulation from the Tel Aviv Stock Exchange. The Registrant acknowledges that such Ordinary Shares are otherwise exempt from registration pursuant to Regulation S under the Securities Act.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  Plan Information.*

ITEM 2.  Registrant Information and Employee Annual Information.*






















--------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3.  Incorporation of Documents by Reference.

               The following documents previously filed with the Securities and Exchange Commission (the "SEC") by the Registrant are incorporated by reference in this Registration Statement:

               (a) the Registrant's Annual Report on Form 20-F (No. 1-14968), as filed with the SEC on April 30, 2002 (the "Annual Report on Form 20-F"), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for the Registrant's latest financial year for which such statements have been filed;

               (b) the description of the Registrant's Ordinary Shares set forth in the Registrant's Registration Statement on Form 8-A (File No. 1-14968), as filed with the SEC on October 20, 1999, pursuant to
          Section 13 of the Exchange Act, except to the extent that such description has been superseded by the descriptions set forth in Item 9-- "The Offer and Listing", Item 10B--"Memorandum and Articles of Association", and Item 10D--"Exchange Controls" of the Registrant's Annual Report on Form 20-F, including any amendment or report for the purpose of updating such description; and

               (c) the Registrant's reports on Form 6-K (File No. 1-14968), as furnished to the SEC on January 29, 2002, February 22, 2002, March
          25, 2002, April 11, 2002, April 24, 2002, April 29, 2002, May 16,
          2002, July 16, 2002, July 17, 2002, July 29, 2002, September 19, 2002,
          October 29, 2002 and November 5, 2002.

               All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be a part hereof from the date of filing such documents. In addition, reports on Form 6-K deemed filed by the Registrant with the SEC shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date such documents are filed with the SEC.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  Description of Securities.

         Not applicable.

ITEM 5.  Interests of Named Experts and Counsel.

         Not applicable.

ITEM 6.  Indemnification of Directors and Officers.

               The Registrant's articles of association provide that the Registrant shall be entitled to undertake in advance to indemnify an officer or director of the Registrant, provided that the undertaking is restricted to the events of a kind which the Registrant's board of directors may anticipate at the time it makes such undertaking at an amount which the board of directors determines is reasonable under the circumstances. In addition, the Registrant can indemnify an officer or director for specific occurrences retroactively.

               The Registrant's articles of association further provide that the Registrant may indemnify an officer or director of the Registrant for liability or expense he incurs as a result of an action done by him in his capacity as the Registrant's officer or director as follows:

          (1) any financial liability imposed on the officer or director in favour of a third party in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by the court; or

          (2) reasonable litigation expenses, including legal fees, incurred by the officer or director or which he was ordered to pay by the court:

               (a) within the framework of proceedings filed against him by the Registrant or on its behalf or by a third party,

               (b)  in a criminal proceeding in which he was acquitted, or

               (c) in a criminal proceeding in which he was convicted of a felony which does not require a finding of criminal intent.

          In no event may the Registrant indemnify an officer or director for:

          (1) a breach of the duty of loyalty toward the Registrant, unless the officer or director acted in good faith and had reasonable grounds to assume that the action would not harm the Registrant;

          (2) a breach of the duty of care which was done intentionally or recklessly;

          (3) an intentional act which was done to unlawfully yield a personal profit; or

          (4)  a criminal fine or penalty imposed on him.

                  The Registrant has undertaken to indemnify the Registrant's directors and officers, subject to certain conditions for (a) any financial obligation that is imposed on such person for the benefit of a third person by a judgment, including a settlement or arbitration decision certified by the court for an action done in the scope of such person's duties as the Registrant's director or officer, and (b) reasonable litigation expenses, including legal fees, that were incurred by such person or which the court obligates such person to pay in a proceeding against such person that has been filed by the Registrant, on the Registrant's behalf or by a third party, or in a criminal proceeding in which such person is acquitted or convicted, provided that the crime for which such person was convicted of does not require a finding of criminal intent, and in each case for an act committed in the capacity as the Registrant's director or officer.

                  The Registrant has effected a directors and officers liability insurance policy insuring the Registrant's directors' and officers' liability and the Registrant's undertaking to indemnify them, in respect of certain matters permitted by the Companies Law of Israel. The policy includes coverage in respect of the Registrant's and its directors' and officers' liability in respect of the Registrant's initial public offering and the Registrant's offering of 13% senior subordinated notes due 2010.

ITEM 7.  Exemption from Registration Claimed.

         Not applicable.

ITEM 8.  Exhibits.

         See attached exhibit list.

ITEM 9.  Undertakings.

         (a) The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha'ayin, Israel, on this 4th day of December, 2002.

                                          PARTNER COMMUNICATIONS COMPANY LTD.



                                             By:  /s/ Amikan Cohen
                                                -------------------------------
                                                Name: Amikan Cohen
                                                Title: Chief Executive Officer




                                             By:  /s/ Alan Gelman
                                                -------------------------------
                                                Name:  Alan Gelman
                                                Title: Chief Financial and
                                                       Accounting Officer


                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Alan Gelman, Avraham Bigger and Frank John Sixt his true and lawful attorney-in-fact- and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file a Registration Statement on Form S-8 (or such other Form as may be appropriate) in connection with the registration of Ordinary Shares of the Registrant and any and all amendments (including post-effective amendments) to any such Registration Statement on Form S-8 with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated.

     Signature                       Title                                 Date
     ---------                       -----                                 ----
/s/ Amikan Cohen
------------------            Chief Executive Officer (Principal       December 4, 2002
Amikan Cohen                  Executive Officer)

/s/ Alan Gelman
------------------            Chief Financial and Accounting Officer   December 4, 2002
Alan Gelman


------------------            Chairman of the Board of Directors
Canning Fok

/s/ Khoo Chek Ngee
------------------            Director                                 December 4, 2002
Khoo Chek Ngee

/s/ Tal Raz
------------------            Director                                 December 4, 2002
Tal Raz

/s/ Ting Yu Chan
------------------            Director                                 December 4, 2002
Ting Yu Chan


------------------            Director
Susan Chow

/s/ Dori Dankner
------------------            Director                                 December 4, 2002
Dori Dankner

/s/ Shmuel Dankner
------------------            Director                                 December 4, 2002
Shmuel Dankner

/s/ Amir Kess
------------------            Director                                 December 4, 2002
Amir Kess

/s/ Pesach Shachar
------------------            Director                                 December 4, 2002
Pesach Shachar


------------------            Director
Frank John Sixt


------------------            Director
Hans Roger Snook

/s/ Avraham Bigger
------------------            Director                                 December 4, 2002
Avraham Bigger

/s/ Uzia Galil
------------------            Director                                 December 4, 2002
Uzia Galil

/s/ Erez Gissin
------------------            Director                                 December 4, 2002
Erez Gissin

/s/ Carol Tsang
------------------            Director                                 December 4, 2002
Carol Tsang

/s/ Ben-Zion Zilberfarb
------------------            Director                                 December 4, 2002
Ben-Zion Zilberfarb

                            AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, Delaware, on this 4th day of December, 2002.

                                              PUGLISI & ASSOCIATES
                                              (Authorized U.S. Representative)



                                              By:   /s/ Donald J. Puglisi
                                                   ----------------------------
                                                   Name:   Donald J. Puglisi
                                                   Title:  Managing Director

                                  Exhibit Index


Exhibit
Number           Description

4.1              Registrant's Articles of Association (previously filed as
                 Exhibit 3.1 to the Registrant's Registration Statement on Form F-1 (No. 333-10992) ("Registration Statement on Form F-1") and incorporated herein by reference).

4.2              Registrant's Certificate of Incorporation (previously filed as
                 Exhibit 3.1 to the Registrant's Registration Statement on Form F-1A (No. 333-10992) and incorporated herein by reference).

4.3              Registrant's Memorandum of Association (previously filed as
                 Exhibit 3.1 to the Registrant's Registration Statement on Form F-1 and incorporated herein by reference).

4.4 Form of Deposit Agreement among the Registrant, Morgan Guaranty Trust Company of New York, as depositary, and all holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (evidencing one Ordinary Share) (previously filed as Exhibit 4.2 to the Registrant's Registration Statement on Form F-1 and incorporated herein by reference).

4.5*             2000 Employee Share Option Plan.

5.1* Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., as to the legality of the Ordinary Shares.

23.1*            Consent of Kesselman & Kesselman, Israel.

23.2* Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in Exhibit 5.1).

24.1*            Powers of Attorney (included on the Signature Page).



---------------------------------
*    Filed herewith.